Exhibit (a)(5)(B)

Letter from Steve DeSutter to Focus Brands Employees announcing the definitive merger agreement.

From: Steve DeSutter, Chief Executive Officer of Focus Brands

Dear Focus Brands Team Members,

Today is an exciting day in continuing Focus Brands’ premiere position as a franchisor and operator of multiple iconic brands. I’m pleased to share that the Board of Directors and I have made the unanimous decision to enter into a definitive merger agreement with Jamba Juice (Jamba).

Jamba Juice is the leading brand in the nearly $3 billion smoothie and juice category. With over 800 locations across 35 states and six countries, Jamba has a long history of delivering quality products and great experiences to a very loyal customer base.  We are excited to welcome a brand with such an enthusiastic fan base into the Focus Brands portfolio.

When the transaction closes, likely in the third quarter of 2018, Jamba will become the seventh brand in the Focus Brands portfolio.  Similar to our other brands, Jamba will be led by a Brand President with a unique and dedicated fully functional brand support team.

While we work through completing the transaction, it will be business as usual and both companies will continue to operate as independent, stand-alone businesses.  It is important that we do not allow this to become a distraction as we continue to work diligently to grow all of our brands and deliver unparalleled support and service to our franchisees and, of course, our guests.

Please join me today for a town hall meeting and conference call at 10:00 a.m.  Details for the meeting and conference call will be sent soon via a calendar invite.

Please see the attached FAQs for answers to questions you may have.

Thank you,

Steve

Focus Brands’ Employee FAQ

What took place today?

Focus Brands announced that it has entered into a definitive merger agreement with Jamba Juice under which Focus Brands will acquire Jamba. When the transaction closes, Jamba will become a privately-held company and the seventh brand in the Focus Brands portfolio.

What is Jamba Juice?

Jamba, founded in 1990 and headquartered in Frisco, Texas, is a growing franchisor and operator of Jamba Juice stores featuring a variety of smoothies, juices, energy bowls and more. Jamba is the leading brand in the nearly $3 billion smoothie and juice category. There are currently more than 800 Jamba Juice locations across the world, approximately 94% of which are franchised.

Why is Jamba being acquired?

The Focus Brands business model is designed to be a franchisor and operator of great brands.  We have always grown by acquisition. It’s been a few years since the addition of McAlister’s to our portfolio but this acquisition is truly a continuation of the Focus Brands mission.

We identified Jamba as an ideal piece of this strategy for many reasons.  We see Jamba as:

•                  A segment-leading smoothie and juice company

•                  A brand with strong positioning and consumer appeal worldwide

•                  An accomplished franchisor and operator of stores

•                  A brand that is well positioned for continued growth across multiple channels, including domestic and international unit expansion and licensing

How will this impact me?

The vast majority of Focus Brands associates will not notice any changes in day-to-day operations.

Can I speak about this information publicly?

Jamba is a publicly traded company and subject to certain disclosure rules.  As a result, we ask that you refrain from talking about this transaction.  In addition, please remember that it’s against company policy to speak with members of the media without permission from the Focus Brands Legal Department. In any forum, whether in person, on line, or on social media — saying anything publicly can be a violation of these rules.

What happens next?

We expect the transaction will close within the next 2 months, subject to consummation of the tender offer, obtaining necessary regulatory approvals and other customary closing conditions.

Who can I contact if I have a question?

You can contact your department head if you have any additional questions regarding this announcement.  Otherwise we will keep you informed when there is something that is timely and appropriate for us to announce.

Notice to Investors

The tender offer related to the merger described in this communication has not yet commenced. This communication is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Jamba stock. At the time the tender offer is commenced, Jay Merger Sub, Inc., a wholly owned subsidiary of Focus Brands (“Merger Sub”), will file a tender offer statement and related exhibits with the U.S. Securities and Exchange Commission (the “SEC”) and Jamba will file a solicitation/recommendation statement with respect to the tender offer. Investors and stockholders of Jamba are strongly advised to read the tender offer statement (including the related exhibits) and the solicitation/recommendation statement, as they may be amended from time to time, when they become available, because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. The tender offer statement (including the related exhibits) and the solicitation/recommendation statement will be available at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement and other documents that Merger Sub files with the SEC will be made available to all stockholders of Jamba free of charge from the information agent for the tender offer.  The solicitation/recommendation statement and the other documents filed by Jamba with the SEC will be made available to all stockholders of Jamba free of charge at www.ir.jambajuice.com.

Cautionary Note Regarding Forward-Looking Statements

Certain forward-looking statements made in this communication, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of the surviving company’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing.  Forward-looking statements are based on management’s current expectations, beliefs, estimates, projections and assumptions. As such, forward-looking statements are not guarantees of future performance and involve inherent risks and uncertainties that are difficult to predict.  As a result, actual future results and trends may differ materially from what is forecast in forward-looking statements.  The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements:  (i) uncertainties as to the timing of the tender offer; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) the possibility that competing offers or acquisition proposals for Jamba will be made; (iv) uncertainty surrounding how many of Jamba’s stockholders will tender their shares in the tender offer; (v) the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities; (vi) the possibility that prior to the completion of the transactions contemplated by the merger agreement, Jamba’s business may experience significant disruptions due to transaction-related uncertainty; (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (viii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (ix) other factors as set forth from time to time in Jamba’s filings with the SEC, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as the tender offer statement, solicitation/recommendation statement and other tender offer documents that will be filed by Focus Brands, Merger Sub and Jamba, as applicable.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Focus Brands and Merger Sub do not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this communication.